Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this offering statement on Form 1-A of CloudCommerce, Inc. (the “Company”) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 13, 2018, relating to our audit of the consolidated balance sheets of the Company as of December 31, 2017, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the six months ended December 31, 2017 and the year ended June 30, 2017, and the related notes. We consent to the reference to us under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Liggett & Webb, P.A.

We have served as the Company’s auditor since 2015 until 2018.

New York, New York
December 13, 2019